Exhibit 99

Randall W. Larrimore
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President, Investor Relations
and Financial Administration
United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS ANNOUNCES
FEEHELEY AS CHIEF FINANCIAL OFFICER

             DES PLAINES, Ill., Aug. 13, 2001—United Stationers (Nasdaq: USTR) today announced that Timothy J. Feeheley, 38, will assume the position of executive vice president and chief financial officer.  He will also serve as chairman of Lagasse, Inc.  He will report directly to Randall W. Larrimore, president and chief executive officer.  Eileen A. Kamerick will be leaving the company to pursue other business interests.

             In 1999, Mr. Feeheley became president of Lagasse where he gained significant operating experience.  Since he took the helm, Tim has led Lagasse to substantial growth in sales and operating income.  He was responsible for the acquisition of Peerless in January 2001 and has successfully been driving the integration of the two companies.  Randall Larrimore, president and chief executive officer of United Stationers commented, “Tim has done a terrific job leading Lagasse.  With our emphasis on improving operations and productivity, Tim’s experience in running Lagasse will be invaluable.”

             Tim joined United Stationers as vice president, controller in February of 1998.  Prior to that, Tim was director of planning and controller for Sears Home Services, a division of Sears, Roebuck and Co.  At Sears, Tim was responsible for financial and operational reporting and analysis, planning and forecasting, accounting policy and systems development, and field accounting processes and controls.  From 1990 to 1996, he held a variety of positions with Sweetheart Cup Company, including corporate controller and director, pricing and promotions.  Additionally, Tim served a variety of publicly and privately owned manufacturing and distribution clients as an audit manager for Ernst & Young until 1990.

             Tim, a 1985 graduate of the University of Illinois, is a CPA and received his MBA from DePaul University in 1996.

             “Having a CFO with both financial and accounting credentials as well as an operating background positions United Stationers to successfully execute our focus on capital management and operations improvement.  We are delighted to be able to promote someone of Tim’s caliber and experience to this important position,” Larrimore concluded.

About United Stationers

             United Stationers Inc., with trailing 12 months sales of $4.0 billion, is North America's largest distributor of business products and a provider of marketing and logistics services to resellers.  Its integrated computer-based distribution system makes more than 40,000 items available to 20,000 resellers.  United is able to ship products within 24 hours of order placement because of its 38 United Stationers Supply Co. regional distribution centers, 25 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, two distribution centers that serve the Canadian marketplace and a distribution center primarily serving clients of The Order People.  Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

             The company’s common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.